Exhibit 4.3

EXECUTION VERSION

ONEOK, INC.

as Issuer;

ONEOK PARTNERS, L.P.

and

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

as Guarantors;

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of March 13, 2019

to

INDENTURE

relating to Securities

Dated as of January 26, 2012

5.20% Notes due 2048

EXHIBITS

Exhibit	A: Form of Note

NINTH SUPPLEMENTAL INDENTURE, dated as of March 13, 2019 (this “Supplemental Indenture”), among ONEOK, INC., an Oklahoma corporation (the “Company”), ONEOK PARTNERS, L.P., a Delaware limited partnership, and ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership (each a “Guarantor” and together, the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of January 26, 2012 (the “Original Indenture”); and

WHEREAS, the Company, the Guarantors and the Trustee have heretofore entered into a Seventh Supplemental Indenture, dated as of July 2, 2018 (the “Seventh Supplemental Indenture”) to the Original Indenture (the Original Indenture, as amended and supplemented from time to time, including without limitation pursuant to the Seventh Supplemental Indenture and this Supplemental Indenture, being referred to herein as the “Indenture”) establishing the terms of the Company’s 5.20% Notes due 2048 (the “Notes”); and

WHEREAS, acting pursuant to a Company Order delivered to the Trustee in accordance with the terms of the Seventh Supplemental Indenture, the Trustee authenticated and delivered Notes for original issue in an aggregate principal amount of $450,000,000 on July 2, 2018 (the “Existing Notes”);

WHEREAS, under Section 2.02 of the Seventh Supplemental Indenture, the aggregate principal amount of Notes to be issued may be increased, and such series may be reopened for issuances of additional Notes upon Company Order without the consent of any Holder; and

WHEREAS, by Company Order dated March 13, 2019, the Company has directed the Trustee to issue and authenticate $550,000,000 in aggregate principal amount of Notes (the “Additional Notes”), which are an additional issuance of Notes, are fungible with the Existing Notes and are consolidated with and form a single series with the Existing Notes;

WHEREAS, in connection with the issuance of the Additional Notes, each of the Guarantors desires to become a guarantor of, and provide a guarantee of, the Additional Notes; and

WHEREAS, all acts and things necessary to make the Additional Notes and Guarantees (as herein defined), when executed by the Company and the Guarantors, respectively, and when the Additional Notes are authenticated and delivered by the Trustee as provided in the Original Indenture and this Supplemental Indenture, the valid and binding obligations of the Company and the Guarantors, and to make this Supplemental Indenture a valid and binding agreement in accordance with the Original Indenture have been done or performed.

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Additional Notes, as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01. Relation to Indenture.

With respect to the Additional Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

SECTION 1.03. General References.

All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Supplemental Indenture.

ARTICLE 2

[RESERVED]

ARTICLE 3

AGREEMENT TO GUARANTEE

SECTION 3.01. Unconditional Guarantee.

(a)    For value received, subject to Section 3.04 hereof, each of the Guarantors hereby fully, irrevocably, unconditionally and absolutely guarantees to the Holders of the Additional Notes and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on such Additional Notes, and all other amounts due and payable under the Indenture and such Additional Notes by the Company to the Trustee or such Holders (including, without limitation, all costs and expenses (including reasonable legal fees and disbursements of its agents and counsel) incurred by the Trustee or such Holders in connection with the enforcement of the Indenture and the Guarantees) (collectively, the “Indenture Obligations”), when and as such amounts shall become due and payable, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, according to the terms of such Additional Notes and the Indenture. The guarantees by the Guarantors set forth in this ARTICLE 3 are referred to herein as the “Guarantees.” Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Indenture Obligations and would be owed by the Company to the Trustee or such Holders under the Indenture and such Additional Notes but for the fact that they are unenforceable, reduced, limited, impaired, suspended or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company.

(b)    Failing payment when due of any amount guaranteed pursuant to the Guarantees, for whatever reason, each Guarantor will be obligated (to the fullest extent permitted by applicable law) to pay the same immediately to the Trustee, without set-off or counterclaim or other reduction whatsoever (whether for taxes, withholding or otherwise). The Guarantees hereunder are intended to be a general, unsecured, senior obligation of each Guarantor and will rank pari passu in right of payment with all unsecured indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantees of such Guarantor. Each Guarantor hereby agrees that, to the fullest extent permitted by applicable law, subject to Section 3.04 hereof, its obligations hereunder shall be full, irrevocable, unconditional and absolute, irrespective of the validity, regularity or enforceability of such Additional Notes, the Guarantees or the Indenture, the absence of any action to enforce the same, any waiver or consent by any such Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby agrees that in the event of a default in payment of any Indenture Obligations, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, legal proceedings may be instituted by the Trustee on behalf of such Holders or, subject to Section 507 of the Indenture, by such Holders, on the terms and conditions set forth in the Indenture, directly against such Guarantor to enforce the Guarantees without first proceeding against the Company.

(c)    To the fullest extent permitted by applicable law, subject to Section 3.04 hereof, the obligations of each Guarantor under this ARTICLE 3 shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company or either Guarantor contained in any of such Additional Notes or the Indenture, (ii) any impairment, modification, release or limitation of the liability of the Company, either Guarantor or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy Law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Trustee or any such Holder of any rights or remedies under any of such Additional Notes or the Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of such Additional Notes, including all or any part of the rights of the Company or either Guarantor under the Indenture, (v) the extension of the time for payment by the Company or either Guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of such Additional Notes or the Indenture or of the time for performance by the Company or either Guarantor of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Company or either Guarantor set forth in the Indenture, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, rehabilitation or relief of, or other similar proceeding affecting, the Company or either Guarantor or any of their respective assets, or the disaffirmance of any of such Additional Notes, the Guarantees or the Indenture in any such proceeding, (viii) the release or discharge of the Company or either Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of such Additional Notes, the Guarantees or the Indenture, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Company or either Guarantor, or (xi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or either Guarantor.

(d)    To the fullest extent permitted by applicable law, each Guarantor hereby (i) waives diligence, presentment, demand of payment, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Company or such Guarantor, and all demands and notices whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guarantees may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantees without notice to them and (iii) covenants that its Guarantees will not be discharged except by complete performance of the Guarantees. To the fullest extent permitted by applicable law, each Guarantor further agrees that if at any time all or any part of any payment theretofore applied by any Person to any Guarantees is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of either Guarantor, such Guarantees shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the Guarantees shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

(e)    Each Guarantor shall be subrogated to all rights of the Holders and the Trustee against the Company in respect of any amounts paid by such Guarantor pursuant to the provisions of the Indenture; provided, however, that such Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of such Additional Notes until all of such Additional Notes and the Guarantees shall have been indefeasibly paid in full or discharged.

(f)    To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, power, privilege or remedy under this ARTICLE 3 and the Guarantees shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, power, privilege or remedy preclude any other or further exercise thereof, or the exercise of any other rights, powers, privileges or remedies. The rights and remedies herein provided for are cumulative and not exclusive of any rights or remedies provided in law or equity. Nothing contained in this ARTICLE 3 shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of such Additional Notes pursuant to Article FIVE of the Indenture or to pursue any rights or remedies under the Indenture or under applicable law.

SECTION 3.02. Limitation on Guarantor Liability.

Each Guarantor and the Trustee hereby confirms that it is the intention of all such parties that the Guarantees of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantees. To effectuate the foregoing intention, the Trustee and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Guarantor in respect of the obligations of such other Guarantor under this ARTICLE 3, result in the obligations of such Guarantor under its Guarantees not constituting a fraudulent transfer or conveyance.

SECTION 3.03. No Requirement to Endorse Notation of Guarantee.

Each Guarantor hereby agrees that its execution and delivery of this Supplemental Indenture and the provisions set forth in this ARTICLE 3 shall evidence its Guarantee without the need for notation on any Additional Notes.

SECTION 3.04. Release of Guarantee.

(a)    Notwithstanding anything to the contrary in this ARTICLE 3, if a Guarantor (i) shall cease to be a subsidiary of the Company or (ii) shall no longer be (x) an obligor on, or issuer of, any capital markets debt securities or (y) a guarantor of any capital markets debt securities issued by the Company or the other Guarantor, in each case other than the Additional Notes, then, if no Default or Event of Default shall have occurred and be continuing, such Guarantor, upon giving notice to the Trustee to the foregoing effect, shall be deemed to be released from all of its obligations under the Indenture, and the Guarantees shall be of no further force or effect with respect to such Guarantor. Following the receipt by the Trustee of any such notice, the Company shall cause the Indenture to be amended as provided in Section 901 of the Indenture; provided, however, that the failure to so amend the Indenture shall not affect the validity of the termination of the Guarantees with respect to such Guarantor.

(b)    In addition, upon (i) the exercise of the legal defeasance or covenant defeasance option or the satisfaction and discharge of the Indenture as provided in ARTICLES FIFTEEN and FOUR, respectively, of the Indenture with respect to a series of Notes or (ii) a series of Notes ceasing to be Outstanding, each of the Guarantors shall be deemed to be released from all its obligations under the Indenture with respect to such series of Notes and the Guarantees of such series of Notes shall be of no further force or effect.

SECTION 3.05. Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and the Company Order for the Additional Notes and from the Guarantees under this Supplemental Indenture.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. Notices.

Notices to the Guarantor shall be made in accordance with Section 105 of the Indenture at the address for the Company set forth in such Section.

SECTION 4.02. No Recourse Against Others.

No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of either Guarantor, as such, will have any liability for any obligations of the Company, such Guarantor or the other Guarantor under the Additional Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. The waiver and release are part of the consideration for the issuance of the Guarantees and the Additional Notes.

SECTION 4.03. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Additional Notes or the proper authorization or the due execution hereof or thereof by the Company or any of the Guarantors.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights, privileges, immunities or obligations of the Trustee set forth in the Original Indenture, which shall be applicable in respect of the Additional Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

The Trustee makes no representation or warranty as to the validity or sufficiency of the information contained in the prospectus supplement related to the Additional Notes, except such information which specifically pertains to the Trustee itself, or any information incorporated therein by reference with respect to the Trustee.

SECTION 4.04. Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

SECTION 4.05. Governing Law.

This Supplemental Indenture and the Additional Notes shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture and the Additional Notes are subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and the Additional Notes and shall, to the extent applicable, be governed by such provisions.

SECTION 4.06. Counterparts.

This instrument may be executed in any number of counterparts, each of which, when delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

ONEOK, INC.

By:	/s/ Terry K. Spencer
Name:	Terry K. Spencer
Title:	President and Chief Executive Officer

ONEOK PARTNERS, L.P.

By:	ONEOK Partners GP, L.L.C.,
its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer and Executive Vice President, Strategic Planning and Corporate Affairs

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

By:	ONEOK ILP GP, L.L.C.,
its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer and Executive Vice President, Strategic Planning and Corporate Affairs

[Signature Page to Ninth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Hogan
Name:	George Hogan
Title:	Vice President

[Signature Page to Ninth Supplemental Indenture]